News Release



Contact: Zvi Eiref
         Chief Financial Officer
         609/279-7666


   CHURCH & DWIGHT REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2002 RESULTS.
                         REAFFIRMS LONG-TERM OBJECTIVES
-------------------------------------------------------------------------------
PRINCETON, NJ, FEBRUARY 10, 2003 - Church & Dwight Co., Inc. (NYSE:CHD) today reported fourth quarter net income of $15.5 million or $0.37 per diluted share, compared to $6.1 million or $0.15 per diluted share in the previous year. The previous year's results included accounting charges of $0.17 per share primarily related to the acquisition by the Company's affiliate, Armkel LLC, of the former Carter-Wallace consumer products business. Adjusting for these charges, earnings per share increased by $0.05 per share or 16% to $0.37 in the fourth quarter of 2002 from an adjusted $0.32 in the comparable quarter of the prior year.

Robert A. Davies, III, Chairman and Chief Executive Officer of Church & Dwight, commented, "With the final integration of the former USA Detergents and Carter-Wallace businesses in the second and third quarters, we were able to increase fourth quarter earnings while significantly raising our spending on marketing and new product development."

Church & Dwight sales, excluding Armkel and other affiliates, increased 1.2% to $268.1 million from $264.9 million last year. Organic sales growth, adjusted for acquisitions and discontinued product lines, was approximately 4%, with solid gains in personal care, laundry and specialty products, and flat deodorizer and cleaning and international sales. Combined sales of Church & Dwight and affiliates increased 5.4% to $380.3 million, with organic growth in excess of 6%, primarily due to higher personal care sales for both Church & Dwight and Armkel.

Due to the integration benefits referred to earlier, gross profit margin increased to 30.2% from 27.8% in the same quarter a year earlier. This gain occurred despite the inclusion of approximately $4 million in equipment obsolescence charges related to process improvements at two plants, and downsizing and impairment charges at two other plants. Without these charges, gross margin would have risen 3.8% to 31.6%. The $5 million increase in marketing spending for the quarter was due to higher advertising for deodorizer and personal care products, and the $1 million increase in selling, general and administrative expenses reflected higher research & development spending.

For the full year, net income increased 42% to $66.7 million or $1.60 per share from $47.0 million or $1.15 per share in the previous year. This year's results included a $0.01 per share net charge related to the step-up of opening inventory values by Armkel and the allocation of profits under the Armkel joint venture agreement. The previous year's results included acquisition-related charges of $0.17 per share as well as intangibles amortization of $0.06 per share that was discontinued in 2002 with the adoption of accounting standard FAS
142. Adjusting for these charges, earnings per share increased $0.23 per share or 17% to $1.61 per share from $1.38 per share a year earlier.

                                    - more -

Full year sales, excluding Armkel and other affiliates, increased 9.1% to $1,047.1 million from $959.7 million in the previous year. Adjusting for acquisitions and discontinued product lines, as well as the reversal of prior year promotion liabilities of approximately $5 million, organic growth was approximately 2%, with higher deodorizer and cleaning, laundry and specialty products sales partially offset by lower personal care. Combined sales of Church & Dwight and affiliates increased 38.3% to $1,510.7 million primarily due to the Carter-Wallace acquisition in September 2001.

During the final quarter, the Company prepaid $25 million of its term debt, bringing the total prepayment for the year to $45 million. At year-end, the Company had outstanding long-term debt of $352 million, and cash less short-term debt of $60 million, for a net debt position of $292 million, a reduction of $74 million from the previous year-end. Earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the Company's bank loan agreements, is estimated to be in excess of $140 million for the full year.

The Company has announced several new product initiatives. Early in 2003, the Company launched Arrid(R) Total Soft Solid and Invisible Solid antiperspirants targeted primarily to women, and broadened its Arm & Hammer(R) Ultramax(R) antiperspirant line by adding a gel primarily targeted at men. To strengthen its toothpaste franchise, the Company introduced Arm & Hammer Complete Care, the first Arm & Hammer all-in-one toothpaste. In the laundry area, the Company launched Arm & Hammer Fresh'N Soft(R) Liquid Fabric Softener as a companion product to the existing fabric softener dryer sheets. These products should all reach broad national distribution during the second quarter. In addition, beginning in the second quarter, the Company expects to introduce Brillo(R) Scrub'n'Toss(TM), a disposable cleaning pad, and Church & Dwight's first major extension to the Brillo line. Additional product initiatives will likely be announced later in the year.


ARMKEL, LLC
-----------

Armkel, LLC, the 50/50 joint venture between Church & Dwight and the private equity group, Kelso & Company, reported net income of $6.0 million in the seasonally low fourth quarter. This compares to a net loss of $15.6 million in the fourth quarter of 2001 when the Company commenced operations through the acquisition of the former Carter-Wallace consumer products business. The previous year's results included acquisition-related accounting charges of $15.1 million, without which the net loss would have been $0.5 million.

Sales were $102.0 million, an 18.6% increase from the previous year's $86.0 million. Adjusting for discontinued product lines and foreign currency gains, organic sales growth was about 14%. Armkel estimates that about a third of this fourth quarter gain is due to weak sales in the previous year related to promotional activity by the predecessor company immediately before the acquisition. The remainder of the growth primarily represents increased sales of Trojan(R) condoms and First Response(R) pregnancy kits in the U.S., and solid gains in several foreign markets, particularly France and the United Kingdom.

Building on the success of recent product introductions such as Trojan Extended Pleasure(TM) and Her Pleasure(TM), the Company will add new line extensions to the Trojan condom line in 2003. The Company has also launched a new upscale line of depilatories and skin care products in the U.S. under the Lineance(R) name, designed to complement the existing Nair(R) depilatories line.

For the full year, net income was $31.2 million on sales of $424.6 million. Excluding a first quarter inventory step-up accounting charge of $8.1 million, net income would have been $39.3 million.


                                    - more -

Armkel had outstanding long-term debt of $431 million, and cash less short-term debt of $43 million, for a net debt position of $388 million at year-end. This compares with a net debt position of $390 million at the previous year-end. During the year, Armkel paid approximately $45 million in severance, integration and other costs, primarily related to the closing of its Cranbury, N.J., facility and other operations. Based on the definition in its bank loan agreements, which includes the add-back of certain integration costs, Armkel's EBITDA is estimated at approximately $103 million for the year.

Late in 2002, Armkel entered into an agreement to sell its Italian subsidiary to a group, comprising local management and private equity investors, for a price of approximately $22 million. Armkel Italy reported 2002 sales of $40.8 million and EBITDA of $4.4 million. Armkel U.S. will retain ownership of certain Italian pregnancy kit and oral care product lines with sales of approximately $3 million. The remainder of Armkel Italy's business includes a high percentage of distributor sales as well as hospital diagnostic and other products not related to Armkel's core business. The agreement is subject to regulatory approval in Europe and is expected to close around the end of February. Assuming the transaction is closed as scheduled, Armkel will reclassify the Italian business as a discontinued operation in its 2002 financial statements.


OUTLOOK
-------

Commenting on the outlook for 2003, Mr. Davies added, "Due to the timing of our new product introductions and other factors, we expect moderate earnings growth in the first half of the year. But the previously mentioned combination of higher margins and increased investment spending should enable us to achieve another year of solid earnings growth. At this early stage, before we can see the results of our major new product initiatives, we are comfortable with the current range of Wall Street analyst's estimates of $1.77-1.81 earnings per share for the full year."

Looking ahead, Mr. Davies reaffirmed the Company's previously announced objectives for average annual growth during the period 2003-2005: organic sales growth for Church & Dwight and affiliates in excess of 5% a year; gross margin improvement of 100-150 basis points a year; and EPS growth of 12.5%-15% per year.


Church & Dwight will host a conference call to discuss fourth quarter and full year 2002 earnings with the investment community on February 10 at 12:30 p.m.
(ET). To participate, dial in at 800-599-9816. A replay will be available two hours after the call at 888-286-8010, access code 74380, as well as the company's website. The International dial in number is 617-801-9702, access code 895045; and the international replay number is 617-801-6888, access code 74380. Also, you can participate via webcast by visiting the Investor Relations section of the Company's web site at www.churchdwight.com.



Church & Dwight Co., Inc. is the manufacturer of household, personal care and specialty products, sold under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales growth, cash flow and cost improvement programs. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, and the Company's determination and ability to exercise its option to acquire the remaining 50% interest in Armkel. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the divestiture of assets. For a description of additional cautionary statements, see Church & Dwight's and Armkel's quarterly and annual reports filed with the SEC.

                                # # #

                   Church & Dwight Co., Inc. and Subsidiaries
                             Product Line Net Sales
                              Dollars in Thousands


SALES (EXCLUDING AFFILIATES)                      Three Months Ended                  Twelve Months Ended         % Change
       ---------                                                                                                  --------
                                            Dec.31,2002    Dec.31,2001       Dec.31,2002    Dec.31,2001       Qtr. Act.   YTD  Act.
                                            -----------------------------    --------------------------       ---------------------

Deodorizer and Cleaning                     $    67,634       $    71,272     $  255,756       $  236,549        -5.1%     8.1%
Laundry                                     $   101,430       $    97,876     $  400,476       $  386,619         3.6%     3.6%
Personal Care                               $    44,691       $    41,615     $  176,242       $  122,160         7.4%    44.3%
International                               $     7,960       $    11,353     $   31,642       $   41,582       -29.9%   -23.9%
                                            -----------------------------     ----------------------------       --------------

Total Consumer Products                     $   221,715       $   222,116     $  864,116       $  786,910        -0.2%     9.8%

Specialty Products Division                 $    46,383       $    42,803     $  183,033       $  172,797         8.4%     5.9%
                                            -----------------------------     ---------------------------        --------------

Total Reported Net Sales                    $   268,098       $   264,919     $1,047,149       $  959,707         1.2%     9.1%
                                            =============================     ===========================        ==============

SALES (INCLUDING AFFILIATES) (1)                Three Months Ended             Twelve Months Ended                % Change
       ---------                                                                                                  --------
                                            Dec.31,2002      Dec.31,2001     Dec.31,2002    Dec.31,2001       Qtr. Act.   YTD Act.
                                            ----------------------------     --------------------------       -------------------

Deodorizer and Cleaning                     $    67,634     $    71,272       $  255,756     $  236,549          -5.1%    8.1%
Laundry                                     $   101,430     $    97,876       $  400,476     $  386,619           3.6%    3.6%
Personal Care                               $    91,489     $    79,421       $  385,347     $  159,966          15.2%    NM
International                               $    62,950     $    59,581       $  245,794     $   89,810           5.7%    NM
                                            ---------------------------       --------------------------       -----------------

Total Consumer Products                     $   323,503     $   308,150       $1,287,373     $  872,944           5.0%   47.5%

Specialty Products Division                 $    56,803     $    52,810       $  223,375     $  219,223           7.6%    1.9%
                                            ---------------------------       -------------------------        -----------------

Total Net Sales (Incl. Affiliates)          $   380,306      $  360,960       $1,510,748     $1,092,167        5.4%    38.3%
Less:  Unconsolidated Affiliates            $   112,208      $   96,041       $  463,599     $  132,460        16.8%   NM
                                            ---------------------------       --------------------------       -----------------

Total Reported Net Sales                    $   268,098      $  264,919       $1,047,149     $  959,707         1.2%    9.1%
                                            ===========================       ==========================       =================


NOTE:  (1)  These sales include the three 50/50 affiliates:  Armkel, Armand and Armakleen.
        NM - Not meaningful


CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income

                                                                        Three Months Ended             Twelve Months Ended
-----------------------------------------------------------------------------------------------------------------------------------
                                                             Unaudited                            Unaudited
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                        Dec. 31, 2002      Dec. 31, 2001     Dec. 31, 2002    Dec. 31, 2001
-----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                   $    268,098       $    264,919        $1,047,149     $    959,707
Cost of sales                                                    187,265            191,162           735,928          680,211
-----------------------------------------------------------------------------------------------------------------------------------

Gross profit                                                      80,833             73,757           311,221          279,496
Marketing expenses                                                24,458             19,563            86,195           74,803
Selling, general and administrative expenses                      31,530             30,625           120,512          111,832
Impairment and other items                                            --               (660)               --             (660)
21,911

-----------------------------------------------------------------------------------------------------------------------------------
Income from Operations                                            24,845             24,229           104,514           93,521
Equity in earnings/(loss) of affiliates                            3,786             (9,264)           21,520           (6,195)
Other income (expense), net                                       (5,770)            (4,212)          (24,799)          (9,582)
-----------------------------------------------------------------------------------------------------------------------------------
Income before Minority interest and taxes                         22,861             10,753           101,235           77,744
Minority Interest                                                     14                106               143            3,889

-----------------------------------------------------------------------------------------------------------------------------------
Income before taxes                                               22,847             10,647           101,092           73,855
Income taxes                                                       7,307              4,534            34,402           26,871
-----------------------------------------------------------------------------------------------------------------------------------

Net Income                                                   $    15,540        $     6,113       $    66,690      $    46,984
-----------------------------------------------------------------------------------------------------------------------------------
Net Income per share - Basic                                       $0.39              $0.16             $1.68            $1.21
Net Income per share - Diluted                                     $0.37              $0.15 (1)         $1.60 (2)        $1.15 (2)
-----------------------------------------------------------------------------------------------------------------------------------

Dividend per share                                                $0.075             $0.075             $0.30            $0.29
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding - Basic                       39,875             39,105            39,630           38,879
Weighted average shares outstanding - Diluted                     41,984             41,099            41,809           40,819
-----------------------------------------------------------------------------------------------------------------------------------

(1) Last year's fourth quarter includes a $0.15 per share accounting charge related to the step-up of opening inventory values by Armkel and $0.02 per share of goodwill amortization.
(2) This year includes a $.06 per share first quarter accounting charge related to the step-up of opening inventory values by Armkel as well as a $.05 per share second quarter gain related to the allocation of profits of Armkel. Last year includes the $0.15 per share accounting charge referred to in footnote 1, $0.06 per share of goodwill amortization and a $0.02 per share plant shutdown charge.


CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

                                                                                     Unaudited
(Dollars in thousands)                                                              Dec. 31, 2002            Dec. 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
Assets
------------------------------------------------------------------------------------------------------------------------------------
Current Assets
Cash, equivalents and securities                                                     $ 76,302               $ 52,446
Accounts receivable                                                                   100,252                106,291
Inventories                                                                            82,674                101,214
Other current assets                                                                   26,208                 33,256
------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                 $285,436               $293,207
------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment (Net)                                                   240,007                231,449
Equity Investment in Affiliates                                                       131,959                115,121
Intangibles and other assets                                                          330,839                309,308
------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                         $988,241               $949,085
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Short-Term Debt                                                                      $ 15,945               $ 11,580
Other Current Liabilities                                                             175,222                184,436
------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                            $191,167               $196,016
------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                                        352,488                406,564
Other Long-Term Liabilities                                                            96,940                 64,202
Stockholders' Equity                                                                  347,646                282,303
------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                           $988,241               $949,085
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------